AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                        PRINCIPAL LIFE INSURANCE COMPANY

                             Effective July 1, 1998




                                   ARTICLE I.

The name of the corporation is Principal Life Insurance Company, by which name (or by the name Principal Mutual Life Insurance Company which it may continue to use subject to any applicable law) it shall do business and shall have and retain all its property, rights and privileges.


                                   ARTICLE II.

The street address of the initial registered office of the corporation is 711 High Street, Des Moines, Iowa 50392, and the name of its initial registered agent at that office is Gregg R. Narber.


                                  ARTICLE III.

The purposes of this corporation are and it shall have full power to engage in, pursue, maintain and transact a general life, health and accident insurance and annuity business, and to insure other risks, perform other services and engage in other businesses allowed by law. It may issue participating or nonparticipating contracts. It shall further have the power to enter into contracts with respect to proceeds of such insurance, to accept and reinsure risks, to enter into coinsurance agreements, to issue and perform policies and contracts of all types, including but not limited to individual and group, to act as trustee or advisor in any capacity, and to offer all services, including those of a financial, accounting or information technology nature, to all persons, partnerships, corporations and other business organizations, directly or indirectly incidental to its business. It shall have all the rights, powers and privileges granted or permitted by the Constitution and laws of the State of Iowa governing the conduct of insurance companies and by Subtitle I of Title XIII of the Iowa Code and all acts amendatory thereof or additional thereto.

The corporation shall be empowered: To sue and be sued, complain and defend, in its corporate or assumed name; to have a corporate seal which may be altered at pleasure, and to use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced; to purchase, take, receive, lease, or otherwise acquire, own, hold, improve, use and otherwise deal in and with, real or tangible or intangible personal property, or any interest therein, wherever situated; to sell, convey, mortgage, pledge, lease, exchange, transfer and otherwise dispose of all or any part of its property and assets; to lend money to, and otherwise assist its employees, agents, officers and directors unless prohibited by law; to purchase, take, receive, subscribe for, or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares, options, warrants or other interests in, or obligations of, other domestic or foreign corporations, associations, partnerships or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof unless prohibited by law; to make contracts and guarantees and incur liabilities; to lend and borrow money for its corporate purposes, invest and reinvest its funds, and take and hold real and personal property as security for the payment of funds so loaned or invested; to acquire or organize subsidiaries; to conduct its business, carry on its operations, and have offices and exercise the powers granted in any state, territory, district or possession of the United States, or in any foreign country; to make donations for the public welfare, and for religious, charitable, scientific or educational purposes; to pay pensions and establish pension plans, pension trusts, profit-sharing plans and other incentive, insurance and welfare plans for any or all of its directors, officers, agents and employees; to enter into general partnerships, limited partnerships or limited liability partnerships whether the corporation be a limited or general partner, joint ventures, syndicates, pools, associations and other arrangements for carrying on any or all of the purposes for which the corporation is organized, jointly or in common with others; and to have and exercise all powers necessary or convenient to effect any or all of the purposes for which the corporation is organized.


                                   ARTICLE IV.

The corporation shall have perpetual existence.


                                   ARTICLE V.

The private property of the shareholders, directors and other officers and managers of the corporation shall in no case be liable for corporate debts, but shall be exempt therefrom.

                                   ARTICLE VI.

SECTION 1. The aggregate number of shares of stock which the corporation is authorized to issue is 6,000,000 shares, consisting of (a) 5,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), and (b) 1,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), issuable in one or more series.

SECTION 2. The Board of Directors of the corporation is hereby expressly authorized, at any time and from time to time, to divide the shares of Preferred Stock into one or more series, to issue from time to time in whole or in part the shares of Preferred Stock or the shares of any series thereof, and in the resolution or resolutions providing for the issue of shares of Preferred Stock or of a particular series to fix and determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof that may be desired, to the fullest extent now or hereafter permitted by Section 602 of Chapter 490 of Title XII of the Iowa Code ("Chapter 490"), as amended from time to time, and the other provisions of these Articles of Incorporation; provided, however, that in no event shall Preferred Stock have more than one vote per share of Preferred Stock.

SECTION 3. Subject to any other provisions of these Amended and Restated Articles of Incorporation, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor.

SECTION 4. No shareholder of the corporation shall be entitled to exercise any right of cumulative voting.

SECTION 5. No shareholder of the corporation shall have any preemptive or preferential right, nor be entitled as a matter of right to subscribe for or purchase any part of any new or additional issue of stock of the corporation of any class or series, whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the corporation.

SECTION 6. The corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the corporation shall have notice thereof, except as expressly provided by applicable law.

SECTION 7. The corporation shall not issue any shares of Voting Stock (as hereinafter defined) of the corporation or securities convertible into Voting Stock of the corporation to persons other than Principal Financial Services, Inc. ("Principal Financial Services") if, as a result of such issuance, the issued and outstanding Voting Stock of the corporation not held by Principal Financial Services equals or exceeds that held by Principal Financial Services. For purposes of this Section 7, "Voting Stock" means securities of any class or any ownership interest having voting power for the election of directors of the corporation, other than securities having voting power only to elect additional directors only because of the occurrence of a contingency. For purposes of the limitations set forth in this Article VI, any issued and outstanding securities of the corporation that are convertible into Voting Stock are considered issued and outstanding Voting Stock of the corporation as though such convertible securities had been converted into Voting Stock in accordance with their terms.


                                  ARTICLE VII.

The corporate powers of the corporation (except as at the time otherwise provided by law, these Amended and Restated Articles of Incorporation or the By-Laws of the corporation) shall be exercised by the Board of Directors, and by such officers and agents as the Board of Directors may authorize, elect or appoint. Subject to the rights of any holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than nine nor more than 21 directors, the number to be determined from time to time by the shareholders or a majority of the entire Board of Directors. The Board of Directors, other than with respect to those directors who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal numerically as possible, determined by terms expiring in successive years. Each director shall serve a term of approximately three years except as otherwise provided or where it is necessary to fix a shorter term in order to preserve classification. The term of office of each director shall begin at the annual meeting at which such director is elected or at the time elected by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director. Each director shall serve until a successor is duly elected and qualified and shall be eligible for re-election. Subject to the rights of any holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, any vacancy or vacancies on the Board of Directors may be filled by the shareholders, by the Board of Directors at any meeting of the Board of Directors or, if the directors remaining in office constitute fewer than a quorum of the Board of Directors, by the affirmative vote of a majority of directors remaining in office. The term of office of each director of the corporation shall not extend beyond the annual meeting of the corporation next following the date such director attains age 70, or such younger age as may be established for all directors by the Board of Directors, except that the terms of directors holding office prior to the annual meeting in 1984 may extend to the annual meeting next following the date such director attains age 72 and except that for officer-directors, other than one who is or has been Chief Executive Officer of the corporation, the term as director shall not extend beyond the annual meeting next following the date such director retires as an active officer of the corporation. Members of the Board of Directors shall not be required to be policyowners of the corporation.

Subject to the rights of any holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, any director may be removed, but only for cause, at a meeting of shareholders called for that purpose in the manner prescribed by law, upon the affirmative vote of the holders of a majority of the combined voting power of the then outstanding stock of the corporation entitled to vote generally in the election of directors.

The Board of Directors shall have the power without the assent or vote of the shareholders of the corporation to adopt such By-Laws and rules and regulations for the transaction of the business of the corporation not inconsistent with these Amended and Restated Articles of Incorporation or the laws of the State of Iowa, and to amend, alter or repeal such By-Laws, rules and regulations. In addition to any requirements of law and any other provision of these Articles of Incorporation, the shareholders of the corporation may adopt, amend, alter or repeal the By-Laws of the corporation upon the affirmative vote of holders of more than 50% of the combined voting power of the outstanding stock of the corporation entitled to vote generally in the election of directors. Advance notice of nominations for the election of directors and of business to be brought by shareholders before any meeting of shareholders of the corporation shall be given in the manner and to the extent provided in the By-Laws of the corporation. The Board of Directors may fix reasonable compensation of the directors for their services. The Board of Directors shall elect a President, and shall authorize, elect or appoint such other officers, agents or committees as in their judgment may be necessary or advisable.

A director, in determining what is in the best interests of the corporation when considering a proposal of acquisition, merger or consolidation of the corporation or a similar proposal, may consider any or all of the following community interest factors, in addition to consideration of the effects of any action on shareholders: (i) the effects of action on the corporation's employees, suppliers, creditors and customers; (ii) the effects of the action on the communities in which the corporation and its subsidiaries operate; and (iii) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

If on the basis of the community interest factors described above, the Board of Directors of the corporation determines that a proposal to acquire or merge the corporation is not in the best interests of the corporation, it may reject the proposal. If the Board of Directors of the corporation determines to reject any such proposal, the Board of Directors has no obligation to facilitate, to remove any barriers to or to refrain from impeding the proposal. Consideration of any or all of the community interest factors is not a violation of the business judgment rule or of any duty of the director to the shareholders, or a group of shareholders, even if the director reasonably determines that a community interest factor or factors outweigh the financial or other benefits to the corporation or a shareholder or group of shareholders.


                                  ARTICLE VIII.

The corporation shall indemnify directors, officers, employees and agents of the corporation as provided in Sections 850 through 858 of Chapter 490, subject to such limitations as may be established by the Board of Directors. Any repeal or modification of this Article VIII or of Sections 850 through 858 of Chapter 490 shall not adversely affect any right of indemnification of a director, officer, employee or agent of the corporation existing at any time prior to such repeal or modification.


                                   ARTICLE IX.

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for a breach of the director's duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) for a transaction from which the director derives an improper personal benefit or (d) under Section 833 of Chapter 490, as amended from time to time. If Chapter 490 is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the maximum extent permitted by law. Any repeal or modification of the provisions of this Article IX by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation in the personal liability or any other right or protection of a director of the corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

                                   ARTICLE X.

Effective as of such time as the Common Stock shall be registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended, any action required or permitted to be taken by the shareholders of the corporation must be effected at a duly called annual or special meeting of the shareholders of the corporation, and the ability of the shareholders to consent in writing to the taking of any action is specifically denied.

                                   ARTICLE XI.

Amendments to these Articles of Incorporation are subject to the approval of the Iowa Insurance Commissioner and the Iowa Attorney General as provided in Section
508.4 of Title XIII of the Iowa Code.